Exhibit 23.1





                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of First Defiance Financial Corp. of our report dated January 16, 1998, included in the 1997 Annual Report to Shareholders of First Defiance Financial Corp.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Stock Incentive Plan and the 1993 Directors' Stock Option Plan of First Defiance Financial Corp. of our report dated January 16, 1998, with respect to the consolidated financial statements of First Defiance Financial Corp. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1997.


                                                            /s/Ernst & Young LLP
                                                            --------------------
                                                               Ernst & Young LLP


Toledo, Ohio
March 27, 1998